Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY CHIEF FINANCIAL OFFICER	JULY 2, 2003

(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REAFFIRMS
GUIDANCE FOR SECOND QUARTER 2003

ANGLETON, TX, JULY 2, 2003– Benchmark Electronics, Inc. (NYSE: BHE) announced today that it continues to expect second quarter 2003 revenues to meet or exceed analyst consensus revenues of $443 million and consensus earnings per share of $0.44.  The Company provided second quarter guidance of $430 million to $450 million, with corresponding earnings per share of $0.42 to $0.46 at the time of the first quarter earnings release on April 22, 2003.

The Company is currently finalizing its financial closing for the second quarter ended June 30, 2003.  Results for that quarter will be announced on July 24, 2003.  A conference call hosted by Benchmark management will be held at 10:00 am CDT on July 24, 2003 to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, video/audio/entertainment products, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Stock trades on the New York Stock Exchange under the symbol BHE.

###